EXHIBIT 10.5.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT is made and entered into as of November 18, 2008 by and between the NewTower Trust Multi-Employer Property Trust, a trust organized under 12 CFR § 9.18, fka Multi-Employer Property Trust (the “Landlord”), and Bioject Medical Technologies, Inc., an Oregon corporation (the “Tenant”). All capitalized terms not defined herein shall have the meanings given to them in the Lease (defined below).

RECITALS

A.    Landlord and Tenant are parties to that certain Lease dated October 24, 2003, as amended by that certain First Amendment to Lease dated December 2003, (collectively, the “Lease”), for certain Premises containing approximately 40,572 square feet (the “Premises”) within Building H of the project commonly known as Tualatin Corporate Center (the “Project”). The Premises is more particularly described in the Lease.

B.    Tenant desires to temporarily defer the payment of a portion of its Base Rent. Landlord desires to accommodate Tenant’s request on the terms and conditions set forth below.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to amend the Lease as follows:

1.    Temporary (Partial) Base Rent Abatement. For the period commencing on November 1, 2008 through January 31, 2009, Tenant’s Base Rent shall be partially abated by $15,000 for each of the three months during such period for a total of $45,000 (“Partial Abatement”). The Partial Abatement, plus accrued interest at the rate of 9% per annum, shall be due within sixty (60) days upon the earlier to occur of (i) sale of all or substantially all of the assets of Tenant or the acquisition or merger of Tenant or the occurrence of any other transaction identified in Section 4.15.4 of the Lease, (ii) capital or equity raise of $3,000,000 (Three million dollars) or more, (iii) strategic partnership with up-front payments over $300,000 (Three hundred thousand dollars), (iv) default by Tenant under the Lease; provided, that if none of the foregoing events have occurred by December 31, 2010, Tenant shall commence paying back the Partial Abatement (plus interest) in twelve (12) equal installments at the same time and in the same manner as Base Rent commencing on January 1, 2011 and on the first of each month thereafter until paid in full. Until the Partial Abatement is paid in full, Tenant shall provide Landlord with monthly financial statements of the Tenant certified as true and accurate by the Vice

President of Finance or other officer of Tenant on or before the 15th of each month for the prior month’s reporting period commencing on December 15, 2008.

2.    Non-Waiver. The granting of the Partial Abatement shall not be deemed a waiver by Landlord of its right to demand the prompt payment of Base Rent and other sums due under the Lease now or in the future. Further, the failure of the Tenant to comply with the terms of this Amendment or to pay the Partial Abatement when due shall be a default and Landlord shall be entitled to pursue all of its remedies under the Lease for non-payment of Rent.

3.    Full Force and Effect. Except as provided in this Amendment, the terms and conditions of the Lease shall remain in full force and effect are hereby ratified and affirmed and.

DATED as of the date first above written.

LANDLORD: NEWTOWER TRUST COMPANY MULTI-EMPLOYER PROPERTY TRUST, a trust organized under 12 C.F.R. Section 9.18		TENANT: BIOJECT MEDICAL TECHNOLOGIES, INC., an Oregon corporation

By:	Kennedy Associates Real Estate Counsel, LP, Authorized Signatory

By:	Kennedy Associates Real Estate Counsel GP, LLC, its general partner	By: Name: Its:	/s/ Ralph Makar Ralph Makar President and CEO

By:	/s/ Michael R. McCormick
Name:	Michael R. McCormick
Its:	Vice President